Exhibit 10.23.2

Restricted Stock No.:

NATIONAL CINEMEDIA, INC.

2007 EQUITY INCENTIVE PLAN

2010 RESTRICTED STOCK AGREEMENT

The Compensation Committee of the Board of Directors of National CineMedia, Inc., a Delaware corporation (the “Company”), granted shares of Restricted Stock to be issued under the National CineMedia, Inc. 2007 Equity Incentive Plan (the “Plan”), as well as the possible right to be issued additional shares of Stock (the “Additional Shares”), to the Grantee named below. This Restricted Stock Agreement (the “Agreement”) evidences the terms of the Company’s grant of Restricted Stock, and the possible grant of Additional Shares, to Grantee.

A. NOTICE OF GRANT

Name of Grantee:

Number of shares of Restricted Stock:

Grant Date:                     , 2010

Vesting Schedule: Except as provided otherwise in this Agreement or the Plan (including but not limited to Section 14.2 of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), and subject to Grantee’s continuous Service as provided herein, the Restricted Stock shall vest and the restrictions set forth in Section 2 of this Agreement shall lapse in accordance with the following provisions. The Restricted Stock shall vest if, and only to the extent that, the Company achieves specified cumulative “Free Cash Flow” (OIBDA – Capital) (“Free Cash Flow”) targets (the “Free Cash Flow Target”) at the end of the three-year period ending on the last day of the Company’s 2012 fiscal year (the “Measuring Period”). The extent to which the Company achieves the Free Cash Flow Target shall be determined by the Company’s audited financial statements for the Measuring Period. The actual Free Cash Flow Target shall be established by the Committee within the time period required by Section 162(m) of the Code and the Committee shall certify in writing prior to the vesting date specified below the extent to which the Free Cash Flow Target for the Measuring Period was met. If the Company achieves 100% of the Free Cash Flow Target at the end of the Measuring Period, Grantee shall vest in 100% of the number of shares of Restricted Stock set forth above. If the actual Free Cash Flow is less than 90% of the Target Free Cash Flow at the end of the Measuring Period, none of the shares of Restricted Stock shall vest. If the actual Free Cash Flow at the end of the Measuring Period is 90% of the Target Free Cash Flow, Grantee shall vest in 50% of the number of shares of Restricted Stock set forth above. If the actual Free Cash Flow at the end of the Measuring Period is between 90% and 100% of the Target Free Cash Flow, Grantee shall vest in between 50% and 100% of the number of shares of Restricted Stock set forth above by interpolating the percentage of Free Cash Flow actually achieved as it relates to the difference between the number of shares of Restricted Stock that vest at 100% of Target Free Cash Flow and the number of shares of Restricted Stock that vest at 90% of Target Free Cash Flow. By way of example, if the actual cumulative Free Cash Flow achieved is at 95% of Target Free Cash Flow, Grantee would vest in 75% of the number of shares of Restricted Stock set forth above.

Grant of Additional Shares of Stock: If the actual cumulative Free Cash Flow achieved at the end of the Measuring Period is in excess of 100% of Target Free Cash Flow, Grantee (if otherwise vested) shall be entitled to receive a grant and issuance of Additional Shares of Stock. If the actual cumulative Free Cash Flow achieved at the end of the Measuring Period is 110% or more of Target Free Cash Flow, Grantee (if otherwise vested) shall be entitled to receive a grant and issuance of Additional Shares of Stock equal to 50% of the number of shares of Restricted Stock set forth above. If the actual cumulative Free Cash Flow achieved at the end of the Measuring Period is below 110% of Target Free Cash Flow but in excess of 100% of Target Free Cash Flow, Grantee (if otherwise vested) shall receive a number of shares of Additional Stock determined by interpolating between the number of shares of Restricted Stock that vest upon 100% of Target Free Cash Flow and 150% of that number of shares of Stock. By way of example, if the actual cumulative Free Cash Flow at the end of the Measuring Period is 105% of Target Free Cash Flow, Grantee (if otherwise vested) would receive a number of shares of Additional Stock equal to 25% of the number of shares of Restricted Stock set forth above. Grantee shall have no rights as a stockholder of the Company until Grantee becomes the holder of record of any shares of Additional Stock. If Grantee terminates Service prior to the Vesting Date, Grantee shall be entitled to receive a portion of the shares of Additional Stock otherwise issuable, under the same circumstances and determined in the same manner as the number of shares of Retained Shares which vest upon the Vesting Date as set forth below in Section 3 of the Restricted Stock Agreement.

Time of Vesting of Restricted Stock and Grant of Additional Shares: If the actual cumulative Free Cash Flow at the end of the Measuring Period is at least 90% of Target Free Cash Flow, the number of shares of Restricted Stock shall vest as described above on the 60th day (the “Vesting Date”) following the last day of the Measuring Period. If the actual cumulative Free Cash Flow exceeds 100% of Target Free Cash Flow at the end of the Measuring Period, Grantee shall be entitled to the issuance of Additional Shares of Stock as described above. The Additional Shares shall be issued to Grantee on or as soon as practicable after the Vesting Date and in all events no later than March 15, 2013.

B. RESTRICTED STOCK AGREEMENT

1. Grant and Issuance of Restricted Stock. Subject to the terms and conditions of this Agreement and the Plan, the Company granted to Grantee, the number of shares of Restricted Stock set forth in the Notice of Grant, effective on the Grant Date set forth in the Notice of Grant, and subject to the terms and conditions of the Plan, which is incorporated herein by reference. The shares of Restricted Stock shall be issued to Grantee on, or as soon as practicable after, the date the stockholders of the Company approve the Second Amendment to the National CineMedia, Inc. 2007 Equity Incentive Plan, as described in Section 16 below. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

2. Forfeiture Restrictions. Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, the Restricted Stock for the period commencing on the Grant Date and ending on the Vesting Date (the “Restriction Period”). Upon vesting on the Vesting Date, the restrictions in this Section 2 shall lapse and

Grantee may transfer the shares of Stock in accordance with applicable securities law requirements and the Company’s policies and procedures. The Additional Shares, upon issuance, shall not be subject to the restrictions contained in the first sentence of this Section 2 but shall be subject to the other restrictions and requirements set forth in the immediately preceding sentence.

3. Vesting; Lapse of Restrictions. Except as provided otherwise in this Agreement and the Plan (including but not limited to Section 14.2 of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), the Restricted Stock shall vest as set forth on the Vesting Schedule in the Notice of Grant. Grantee shall forfeit the unvested portion of the Restricted Stock. If Grantee terminates Service prior to the Vesting Date on account of death, Disability, or termination by the Company other than for Cause, Grantee shall be entitled to retain a percentage of the Restricted Stock (the “Retained Shares”) equal to the ratio that the number of days of Service of Grantee during the Measuring Period bears to the total number of days in the Measuring Period. The Retained Shares of Restricted Stock shall vest in accordance with the vesting schedule set forth in the Notice of Grant as though the Retained Shares were the number of shares of Restricted Stock set forth in the Notice of Grant and the remaining shares of Restricted Stock shall be forfeited upon Grantee’s termination of Service. If Grantee terminates Service prior to the Vesting Date as a result of termination by the Company for Cause or voluntary termination by Grantee, all shares of Restricted Stock shall be forfeited upon Grantee’s termination of Service and Grantee shall have no right to receive any Additional Shares of Stock.

4. Leave of Absence. For purposes of the Restricted Stock, Service does not terminate when Grantee goes on a bona fide employee leave of absence that was approved by the Company or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, Service will be treated as terminating 90 days after Grantee went on the approved leave, unless Grantee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends unless Grantee immediately returns to active Service. The Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.

5. Dividends. During the Restriction Period, regular cash dividends declared and paid with respect to shares of Restricted Stock shall be retained by the Company and shall be subject to the same vesting requirements as specified in the Notice of Grant above. If dividends are declared during the Restriction Period but prior to the actual issuance of the Restricted Stock, Grantee shall be entitled to Dividend Equivalents in an amount equal to the amount of actual dividends that would have been paid on the Restricted Stock and the Dividend Equivalents shall be retained by the Company and subject to the same vesting requirements as actual dividends paid with respect to the Restricted Stock. Any retained dividends (or Dividend Equivalents) to which Grantee becomes entitled upon vesting on the Vesting Date following the end of the Measuring Period shall be paid to Grantee on the Vesting Date, but in no event later than March 15, 2013. Grantee shall not be entitled to receive a special or extraordinary cash dividend or distribution during the Restriction Period.

6. Purchase and Delivery of Shares. Grantee shall be required, to the extent required by applicable law, to purchase the shares of Restricted Stock from the Company at the aggregate par value of the shares of Stock represented by such Restricted Stock (the “Purchase Price”). The Purchase Price shall be payable in cash or in cash equivalents acceptable to the Company. Upon the expiration or termination of the Restriction Period, the restrictions applicable to Restricted Stock shall lapse, and, a certificate for such shares of Stock shall be delivered, free of all such restrictions, to Grantee or Grantee’s beneficiary or estate, as the case may be. Notwithstanding anything in this Agreement to the contrary, the Company may elect to satisfy any requirement for the delivery of stock certificates hereunder through the use of book-entry.

7. Enforcement of Restrictions. All certificates representing shares of Restricted Stock shall include applicable restrictive legends regarding restrictions on transfer and compliance with securities law requirements, as determined by the Committee.

8. Tax Withholding. The Company or any Affiliate shall have the right to deduct from payments of any kind otherwise due to Grantee, any federal, state, local or foreign taxes of any kind required by law to be withheld upon the issuance, vesting or payment of any shares of Stock or dividends. Subject to the prior disapproval by the Committee, which may be instituted by the Committee in its sole discretion, the minimum statutory withholding obligations shall be satisfied by having the Company withhold shares of Stock otherwise issuable to Grantee hereunder. Subject to the prior approval of the Committee, which may be withheld by the Committee in its sole discretion, Grantee may elect to satisfy the minimum statutory withholding obligations, in whole or in part, by delivering to the Company shares of Stock already owned by Grantee. The shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations. The Fair Market Value of the shares used to satisfy the withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election to deliver shares shall be irrevocable, made in writing, signed by Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

9. Effect of Prohibited Transfer. If any transfer of shares is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to acquire for its own account, without the payment of any consideration, such shares from the owner thereof or his transferee, at any time before or after such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available. The Company may refuse for any purpose to recognize any transferee who receives shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

10. Investment Representations. The Committee may require Grantee (or Grantee’s estate or heirs) to represent and warrant in writing that the individual is acquiring the shares of Stock for investment and without any present intention to sell or distribute such shares and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

11. Continued Service. Neither the grant of shares of Restricted Stock nor this Agreement gives Grantee the right to continue Service with the Company or its Affiliates in any capacity. The Company and its Affiliates reserve the right to terminate Grantee’s Service at any time and for any reason not prohibited by law.

12. Governing Law. The validity and construction of this Agreement and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

14. Tax Treatment; Section 83(b); Section 409A. Grantee may incur tax liability as a result of the vesting of shares of Restricted Stock, the issuance of Additional Shares, the payment of dividends or the disposition of shares of Stock. Grantee should consult his or her own tax adviser for tax advice.

Grantee hereby acknowledges that Grantee has been informed that he or she may file with the Internal Revenue Service, within 30 days of the Grant Date, an irrevocable election pursuant to Section 83(b) of the Code to be taxed as of the Grant Date on the amount by which the Fair Market Value of the Restricted Stock on that date exceeds the Purchase Price. If Grantee chooses to file an election under Section 83(b) of the Code, Grantee hereby agrees to promptly deliver a copy of any such election to the Chief Financial Officer of the Company (or his designee).

Grantee acknowledges that the Committee, in the exercise of its sole discretion and without Grantee’s consent, may amend or modify this Agreement in any manner and delay the payment of any amounts payable pursuant to this Agreement to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide Grantee with notice of any such amendment or modification.

15. Amendment. The terms and conditions set forth in this Agreement may only be amended by the written consent of the Company and Grantee, except to the extent set forth in Section 14 regarding Section 409A of the Code and any other provision set forth in the Plan.

16. 2007 Equity Incentive Plan. The shares of Restricted Stock and payment of dividends (and Dividend Equivalents) granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Grantee.

NATIONAL CINEMEDIA, INC.

By:
Kurt C. Hall President and Chief Executive Officer

Date:	______________________________________

[Grantee Signature Page Follows]

ACKNOWLEDGMENT AND AGREEMENT

Grantee acknowledges receipt of this Agreement, agrees to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is attached. Grantee acknowledges that Grantee has carefully reviewed the Plan, and agrees that the Plan will control in the event of any provision in this Agreement is in conflict with the Plan. Grantee also agrees that to the extent the Plan is silent, or to the extent the Plan provides, this Agreement and the terms hereof will control. To accept this Agreement, Grantee must sign and date this signature page and return it to the Company no later than                     .

Grantee

Signature

Print Name:

Date:

Attachments:

2007 Equity Incentive Plan

Form S-8 Prospectus

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